Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-134672, effective June 2, 2006, File No. 333-152961, effective August 12, 2008 and File No. 333-190352, effective August 2, 2013) of Sequential Brands Group, Inc. of our report dated April 29, 2014, with respect to the consolidated financial statements of Galaxy Brand Holdings, Inc. and subsidiaries for the period from May 13, 2013 (inception) to December 31, 2013, and of our report dated June 23, 2014, with respect to the consolidated financial statements of Galaxy Brands, LLC and subsidiaries for the period from January 1, 2013 to May 13, 2013, each included in the Current Report on Form 8-K of Sequential Brands Group, Inc. filed with the Securities and Exchange Commission on August 18, 2014, as amended September 5, 2014.

/s/ Ernst & Young LLP.

September 5, 2014